Exhibit 99.1

Proteostasis Appoints Helen M. Boudreau as Chief Financial Officer

CAMBRIDGE, Mass. – July 31, 2017 – Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a biopharmaceutical company developing small molecule therapeutics to treat diseases caused by dysfunctional protein processing such as cystic fibrosis (CF), today announced that it has appointed Helen M. Boudreau as the Company’s Chief Financial Officer and Treasurer, effective July 25, 2017. Ms. Boudreau is stepping down as a Director from the Proteostasis Board of Directors, a position she has held since February 2016, to accept the executive management role.

“We are delighted that Helen has chosen to join the Proteostasis management team,” said Meenu Chhabra, President and Chief Executive Officer of Proteostasis. “Having had the opportunity to serve with Helen on our board of directors for over a year, I know firsthand that her insights on corporate strategy and financial planning are second to none. With her already intimate knowledge of the Company, I am confident that she will be a tremendous asset as we continue advancing our later stage development programs in CF, with the goal of enabling next generation combinations anchored by our cystic fibrosis transmembrane conductance regulator (CFTR) modulators, as well as a proprietary triple combination therapy.”

“I’m extremely pleased to expand my role at Proteostasis,” commented Ms. Boudreau. “Second generation CFTR modulators hold the promise to improve treatment for broad groups of cystic fibrosis patients, with the potential of this new class of therapies and therapeutic combinations only just beginning to emerge. Proteostasis has a deep pipeline of next generation CFTR modulators that I look forward to seeing bear fruit in the clinic.”

Helen Boudreau is a seasoned pharmaceutical and biotechnology industry executive with a track record of operational and financial achievements spanning more than 25 years. In her most recent management role, she served as the Chief Financial Officer of FORMA Therapeutics, Inc., a clinical stage biotechnology company. From 2008 to 2014, Ms. Boudreau held a variety of leadership roles with increasing responsibility at Novartis, including serving as the Chief Financial Officer of Novartis Corporation, the U.S. corporate arm of Novartis AG (NYSE: NVS) with over $20 billion in revenue. Before joining Novartis, Ms. Boudreau served in multiple leadership positions at Pfizer, Inc. (NYSE: PFE), most recently as Vice President of Finance, Customer Business Unit and Commercial Operations. Previously, Ms. Boudreau held strategic and operational roles at Yum Brands/PepsiCo., McKinsey & Company, and Bank of America. Ms. Boudreau received a B.A. in Economics from the University of Maryland and an M.B.A. from the Darden School at the University of Virginia.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery of groundbreaking therapies to treat diseases caused by dysfunctional protein processing, such as cystic fibrosis (CF). Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed a collaboration with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding our clinical studies and cohorts for PTI-428, PTI-801, PTI-808 and our triple combination therapy candidate, PTI-NC-733. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility FDA requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in endorsement, if any, by therapeutic development arms of CF patient advocacy groups, and those set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors:

David Pitts

Argot Partners

212.600.1902

david@argotpartners.com

Media:

Eliza Schleifstein

Argot Partners

973.361.1546

eliza@argotpartners.com

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